PURCHASE AGREEMENT

THIS AGREEMENT made as of the 11th day of August, 2008.

BETWEEN:

iAudioCampus.com a Nevada company having its business mailing address at PO Box 363, 1174 Manitou Dr., Fox Island, WA 98333

(the "Purchaser")

OF THE FIRST PART

AND:

SILVER MOUNTAIN MINES INC., a Nevada company having its business mailing address at suite 201, 7230 Indian Creek Ln., Las Vegas, NV 89149.

(the "Vendor")

OF THE SECOND PART

WHEREAS:

A. The Vendor is the legal and beneficial owner of certain mineral interests described in Schedule A attached hereto (hereinafter the "Property");

B. The Vendor has agreed to sell and undivided 100% interest in and to the Property, subject to the Royalty, on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $1.00 now paid by the Purchaser to the Vendor (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

DEFINITIONS

1. For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

   (a) "Commencement of Commercial Production" means:

(i) if a mill is located on the Property, the last day of a period of 40 consecutive days in which, for not less than 30 days, the mill processed ore from the Property at 60% of its rated concentrating capacity; or

(ii) if a mill is not located on the Property, the last day of a period of 30 consecutive days during which ore has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues,

but any period of time during which ore or concentrate is shipped from the Property for testing purposes, or during which milling operations are undertaken as initial tune-up, shall not be taken into account in determining the date of Commencement of Commercial Production;

(b) "Exchange" means the OTC Bulletin Board Exchange and such other stock exchanges on which the Purchaser's shares may become listed;

(c) "Property" means the mineral claims described in Schedule "A" hereto including any replacement or successor claims, and all mining leases and other mining interests derived from any such claims. Any reference herein to any mineral claim comprising the Property includes any mineral leases or other interests into which such mineral claim may have been converted;

(d) "Property Rights" means all licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and necessary for the exploration of the Property, or for the purpose of placing the Property into production or continuing production therefrom;

(e) "Royalty" means the net smelter returns royalty in the Property to be retained by the Vendor equal to 1 % of net smelter returns on uranium, gold, base metals, precious metals and any other minerals normally subject to net smelter returns.

PRESENTATIONS, WARRANTIES AND COVENANTS OF THE VENDOR

2. (a) The Vendor represents and warrants to and covenants with the Purchaser, with the knowledge that the Purchaser relies upon same in entering into this Agreement, that:

(i) it is legally entitled to hold the Property and the Property Rights and will remain so entitled until the interest of the Vendor in the Property has been duly transferred to the Purchaser as contemplated hereby;

(ii) it is, and at the time of the transfer to the Purchaser of an interest in the mineral claims comprising the Property it will be, the recorded holder and beneficial owner of all of the mineral claims comprising the Property free and clear of all liens, charges and claims of others, and no taxes or rentals are or will be due in respect of any of the mineral claims;

(iii) the mineral claims comprising the Property have been duly and validly staked, located, or granted, and recorded pursuant to the laws of British Coumbia and are in good standing with respect to all filings, fees, taxes, assessments, work commitments or other conditions on the date hereof and until the dates set opposite the respective names thereof in Schedule A hereto;

(iv) there are not any adverse claims or challenges against or to the ownership of or title to any of the mineral claims comprising the Property, nor to the knowledge of the Vendor is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person other than the Vendor, pursuant to the provisions hereof, has any royalty or other interest whatsoever in production from any of the mineral claims comprising the Property;

(v) it has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing with respect to the filing of its annual reports under the laws of its jurisdiction of incorporation, amalgamation or continuation;

(vi) it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the Articles or the constating documents of the Vendor or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which the Vendor is a party or by which it is bound or to which it or the Property may be subject;

(vii) no proceedings are pending for, and the Vendor is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Vendor or the placing of the Vendor in bankruptcy or subject to any other laws governing the affairs of insolvent corporations; and

(b) The representations and warranties contained in this section are provided for the exclusive benefit of the Purchaser, and a breach of any one or more thereof may be waived by the Purchaser in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution of this Agreement and of any transfers, assignments, deeds or further documents respecting the Property.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

3. (a) The Purchaser represents and warrants to and covenants with the Vendor, with the knowledge that the Vendor relies upon same in entering into this Agreement, that:

(i) it has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing with respect to the filing of annual reports under the laws of its jurisdiction of incorporation, amalgamation or continuation;

(ii) it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the Articles or the constating documents of the Purchaser or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which the Purchaser is a party or by which it is bound or to which it or the Property may be subject;

(iii) it is a reporting issuer under the *United States Securities and Exchange Commission* and is not listed on the list of reporting issuers in default of any requirement of such Act or the regulations made thereunder.

(b) The representations and warranties contained in this section are provided for the exclusive benefit of the Vendor and a breach of any one or more thereof may be waived by the Vendor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution hereof.

PURCHASE AND SALE

4. The Vendor hereby sells and assigns and the Purchaser hereby purchases an undivided 100% interest in and to the Property, free and clear of all charges, encumbrances and claims, except for the Royalty, for the sum of $10,000.00 (the receipt of which is hereby acknowledged).

RECORDING AGREEMENT

(b) Concurrently with the execution of this Agreement the Vendor shall execute or cause to be executed a Bill of Sale or such other documents as the Purchaser may reasonably require transferring a 100% interest in and to the Property to the Purchaser which the Purchaser shall be at liberty to record forthwith. The parties shall execute all further documents or assurances as may be required to carry out the full intent of this Agreement.

ROYALTY

6. Upon the Commencement of Commercial Production, the Purchaser shall pay to the Vendor the Royalty, being equal to 1% of Net Smelter Returns.

THIRD PARTY AGREEMENTS

8. If, within twelve months of the date of this Agreement, the Purchaser enters into an agreement with a third party respecting the sale of, or granting an option on the Property, the Purchaser shall pay the Vendor 25% of any cash and share consideration included in such third party agreement.

CONFIDENTIAL INFORMATION

9. No information furnished by the Purchaser to the Vendor hereunder in respect of the activities carried out on the Property by the Purchaser or related to the sale of minerals, ore, bullion or other product derived from the Property, shall be published or disclosed by the Vendor without the prior written consent of the Purchaser, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws, regulations or policies.

RULE AGAINST PERPETUITIES

10. If any right, power or interest held by or to be acquired by any party in the Property under this Agreement would violate the rule against perpetuities, then such right, power or interest shall terminate at the expiration of 20 years after the date of this Agreement.

NOTICES

11. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered or telecopied to such party at the address for such party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or, if given by telecopier, shall be deemed conclusively to be the next business day. Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

GENERAL

12. (a) This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

intent of this Agreement or to record wherever appropriate the respective interest from time to time of the parties in the Property.

(d) This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

(e) This Agreement shall be governed by and construed in accordance with the laws of Nevada.

(f) Time shall be of the essence in this Agreement.

(g) Wherever the neuter and singular is used in this Agreement it shall be deemed to include the plural, masculine and feminine, as the case may be.

(i) Any reference in this Agreement to currency shall be deemed to be US currency.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SILVER MOUNTAIN MINES

Per: ______________________
Kevin Murphy/ President

iAudioCampus.com (NV)

Per: ______________________
Howard Bouch/Director

SCHEDULE"A"

Big Andy Property
Skeena Mining Division
Latitude: 55 33 58 N
Longitude: 129 31 51 W

SCHEDULE "B"

Net Smelter Returns Royalty

The Royalty is equal to 1% NSR, one-half of which may be purchased by the Company at any time for the payment of $1,000,000, on uranium, gold, base metals, precious metals and any other minerals normally subject to net smelter returns.

Or more complex

NET SMELTER RETURNS

1. For the purposes of calculating payments to be made by Lone Mountain Mines, Inc. to Silver Mountain Mines, NSR shall mean the total proceeds received by Lone Mountain Mines Inc. from the sale of minerals, ores, metals, concentrates or materials derived from the Big Andy claims less all charges incurred for smelting and refining, selling, transportation to point of sale, and any assaying, sampling and representation charges incurred after the minerals, ores, metals, concentrates or material have left the Big Andy Property and related insurance charges on such ores, metals or concentrates. Lone Mountain Mines Inc. shall use its best effort to obtain reasonable charges for smelting and refining minerals, ores, metals, concentrates and other materials.

2. NSR shall be calculated and paid to Silver Mountain Mines, on a quarterly basis within 60 days of the end of each calendar quarter and adjusted annually based on actual proceeds received. Lone Mountain Mines Inc. shall, concurrently with any NSR payment to Silver Mountain Mines, provide to Silver Mountain Mines a statement indicating the calculation of the NSR